                                                                    EXHIBIT 99.1

                            CERTIFICATE OF SECRETARY

         I, Dennis E. Prohofsky, hereby certify that I am the Secretary of the Minnesota Life Insurance Company, Saint Paul, Minnesota; that I have charge, custody and control of the record books and corporate seal of said Company; that the following is a true and correct copy of a resolution adopted by the Executive Committee of said Company at a meeting held September 10, 1984, at which meeting a quorum was present and acting throughout; and that the meeting was duly called for the purpose of acting upon the attached "Resolution - Separate Account H".

         I hereby certify that the attached resolution has not been modified, amended or rescinded and continues in full force and effect.

         "RESOLVED, That the Company hereby establishes a separate account in accordance with Subdivision 1 of Section 61A.14 of Minnesota Statutes 1967, as amended, for the purpose of issuing contracts on a variable basis, which account shall be known as Minnesota Mutual Variable fund H, or by such other name as the Chief Executive Officer may determine;

         FURTHER RESOLVED, That such separate account be registered as unit investment trust pursuant to the provisions of the Investment company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable;

         FURTHER RESOLVED, That there be prepared and filed with the Securities and Exchange Commission in accordance with the provisions, of the Securities Act of 1933, as amended, a registration statement, and any amendments thereto, relating to such contracts on a variable basis as may be offered to the public;

         FURTHER RESOLVED, That the chief executive officer of the Company or such officer or officers as he may designate be, and they hereby are, authorized to seek such exemptive or other relief as may be necessary or appropriate in connection with the separate account or the offered contracts; and

         FURTHER RESOLVED, That the chief executive officer of the Company or such officer or officers as he may designate be, and they hereby are, authorized and directed to take such further actions as may in their judgment be necessary and desirable to implement the foregoing resolutions."

         I hereby certify that the above resolution has not been modified, amended or rescinded and continues in full force and effect, nothing, however, that upon the Reorganization of The Minnesota Mutual Life Insurance Company, effective October 1, 1998, as a Minnesota stock life insurance company named Minnesota Life Insurance Company, the Chief Executive President and Officer, pursuant to the Resolution, renamed the Separate Account as "Variable Annuity Account", also effective October 1, 1998.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Minnesota Life Insurance Company this 28th day of February, 2005.


                                /s/ Dennis E. Prohofsky
                                -----------------------------------------
                                            Dennis E. Prohofsky
                                Executive Vice President, General Counsel
                                               & Secretary



(Seal)